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                                                                    Exhibit 99.1

                                 PRESS RELEASE

Terayon Communication Systems, Inc. Adopts Stockholder Rights Plan

     Santa Clara, February 7, 2001 - Terayon Communication Systems, Inc. ("Terayon") (Nasdaq: TERN) announced that its Board of Directors approved the adoption of a Stockholder Rights Plan under which all stockholders of record as of February 20, 2001 will receive rights to purchase shares of a new series of Preferred Stock.

     The Rights Plan is designed to enable all stockholders of Terayon to realize the full value of their investment and to provide for fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire Terayon. The adoption of the Rights Plan is intended as a means to guard against abusive takeover tactics and is not in response to any particular proposal.

     The rights will be distributed as a non-taxable dividend and will expire in ten years from the record date. The rights will be exercisable only if a person or group acquires 15 percent or more of Terayon's Common Stock or announces a tender offer for 15 percent or more of the Common Stock. If a person acquires 15 percent or more of Terayon's Common Stock, all rightsholders except the buyer will be entitled to acquire Terayon's Common Stock at a discount. The effect will be to discourage acquisitions of more than 15 percent of Terayon's Common Stock without negotiations with the Board.

     The rights will trade with Terayon's Common Stock, unless and until they are separated upon the occurrence of certain future events. The rights distribution is not taxable to the stockholders. Terayon's Board of Directors may terminate the Rights Plan at any time or redeem the rights prior to the time a person acquires more than 15 percent of Terayon's Common Stock. Additional details regarding the Rights Plan will be outlined in a summary to be mailed to all stockholders following the record date.

About Terayon

     Terayon Communication Systems provides innovative broadband systems and solutions for the delivery of advanced, carrier-class voice, data and video services, which are deployed by the world's leading cable, telecommunication and satellite network operators and carriers. Terayon, headquartered in Santa Clara, California, has sales and support offices worldwide, and is traded on the Nasdaq under the symbol TERN. Terayon can be found on the web at www.terayon.com.
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     "Safe Harbor" Statements under the Private Securities Litigation Reform Act of 1995:

     Except for the historical information contained herein, this news release contains forward-looking statements, estimates, and assumptions by Terayon and other parties that involve risks and uncertainties, including Terayon's ability to reorganize successfully and better address customer needs, Terayon's ability to reduce its operating costs, Terayon's ability to improve its operating results, Terayon's ability to successfully integrate any acquired companies, Terayon's ability to gain new business and offer new products, the expansion of operations by Terayon's customers and the deployment of Terayon's products in specific markets, as well as the other risks detailed from time to time in Terayon's filings with the Securities and Exchange Commission.